Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS SECOND QUARTER EARNINGS OF $0.55 PER SHARE VS. FORECAST OF $.53 - $.56

COMPANY UPDATES EPS GUIDANCE FOR FISCAL 2005

Bentonville, Arkansas (December 7, 2004) — America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the second fiscal quarter and six months ended October 31, 2004.  The Company’s results are segmented into continuing and discontinued operations.

Highlights of second quarter operating results (continuing operations):

☐            Revenue growth of 17% compared to the prior year quarter

☐            Income growth of 15% compared to the prior year quarter

☐            Diluted EPS growth of 14% compared to the prior year quarter

☐            Retail unit sales growth of 3% compared to the prior year quarter

For the three months ended October 31, 2004, revenues increased 17% to $50.5 million, compared with $43.3 million in the same period of the prior fiscal year.  Income for the quarter increased 15% to $4.4 million, or $0.55 per diluted share, versus $3.8 million, or $0.48 per diluted share, in the same period last year.  Retail unit sales increased 3% to 6,281 vehicles in the current quarter, compared to 6,096 vehicles in the same period last year.

Highlights of six month operating results (continuing operations):

☐            Revenue growth of 17% over the prior year period

☐            Income growth of 14% over the prior year period

☐            Diluted EPS growth of 13% over the prior year period

☐            Retail unit sales growth of 5% over the prior year period

For the six months ended October 31, 2004, revenues from continuing operations increased 17% to $101.3 million, compared with $86.6 million in the same period of the prior fiscal year.  Income from continuing operations for the first six months of FY2005 increased 14% to $9.3 million, or $1.16 per diluted share, versus $8.2 million, or $1.03 per diluted share, in the same period last year.  Retail unit sales increased 5% to 12,742 vehicles in the current period, compared to 12,162 vehicles in the same period last year.

“We are pleased with our strong financial results in the second quarter, including revenue growth of 17% and income growth of 15% over the same period last year,” commented T. J. (“Skip”) Falgout, III, Chief Executive Officer of America’s Car-Mart.  “We believe that our decision to move our average retail sales price up to the $7,000 range this past February has been beneficial to revenue growth and is beginning to show positive signs in the credit loss area.  Loans on our higher-priced vehicles have been performing better than loans on lower-priced vehicles.  At October 31, 2004, the percentage of our accounts over 30 days past due was 3.5%, compared to 5.2% at the same time last year.  The decrease is the result of the tighter delinquency standards we adopted in February.”

“During the second quarter we opened a total of four dealerships, two in Texas (Marshall and Palestine) and two in Arkansas (Truman and Russellville) bringing us to a total of 76 at quarter end,” stated Hank Henderson, America’s Car-Mart’s President.  “As previously announced, we plan to open two more stores later in this fiscal year for a total of eight for the year.  Overall, we are pleased with the performance of the new stores we have opened this year.”

Fiscal 2005 Earnings Guidance

The Company has updated its fiscal year 2005 earnings estimate from continuing operations to take into account the actual results from the second quarter.  Accordingly, the Company projects that it will earn $2.29 to $2.35 per diluted share from continuing operations in FY 2005 as follows:

Period	Period Ending	Projected Diluted EPS
1st Quarter	7-31-04	$.62	Actual
2nd Quarter	10-31-04.55		Actual
3rd Quarter	1-31-05	.49 to .52	Projected
4th Quarter	4-30-05	.63 to .66	Projected

Fiscal 2005	4-30-05	$2.29 to 2.35	Projected

Conference Call

Management will be holding a conference call on Tuesday, December 7, 2004 at 11:00 a.m. Eastern time to discuss second quarter results.  To participate, please dial 800-309-9490 (U.S./Canadian callers) or 706-634-0104 (International callers).  Callers should dial in approximately 10 minutes before the call begins.  The conference call can also be accessed on www.vcall.com.  A conference call replay will be available one hour following the call for three days and can be accessed by calling: 800-642-1687 (U.S. callers) or 706-645-9291 (International callers), conference ID# 2553343.

About America’s Car-Mart

America’s Car-Mart operates 76 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts and new dealership openings. Such forward-looking statements are based upon management’s current knowledge and assumptions.  There are many factors that affect management’s view about future earnings and dealership openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company does not undertake any obligation to update forward-looking statements.

Contacts:               T. J. (“Skip”) Falgout, III, CEO, or Mark D. Slusser, CFO at (972) 717-3423

or

J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109

America's Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended October 31,		2004 vs.	Three Months Ended October 31,
	2004	2003	2003	2004	2003
Operating Data:
Retail units sold	6,281	6,096	3.0%
Average number of stores in operation	74.7	65.7	13.7
Average retail units sold per store per month	28.0	30.9	(9.4)
Average retail sales price	$7,120	$6,350	12.1
Same store revenue growth	10.3%	11.1%

Period End Data:
Stores open	76	65	16.9%
Accounts over 30 days past due	3.5%	5.2%

Operating Statement:
Revenues:
Sales	$46,694	$40,197	16.2%	100.0%	100.0%
Interest income	3,821	3,118	22.5	8.2	7.8
Total	50,515	43,315	16.6	108.2	107.8

Costs and expenses:
Cost of sales	25,325	21,196	19.5	54.2	52.7
Selling, general and administrative	8,361	7,129	17.3	17.9	17.7
Provision for credit losses	9,487	8,561	10.8	20.3	21.3
Interest expense	287	305	(5.9)	0.6	0.8
Depreciation and amortization	99	78	26.9	0.2	0.2
Total	43,559	37,269	16.9	93.3	92.7

Income from continuing operations before taxes	6,956	6,046	15.1	14.9	15.0

Provision for income taxes	2,565	2,231	15.0	5.5	5.6

Income from continuing operations	4,391	3,815	15.1	9.4	9.5

Discontinued operations:
Income from discontinued operations, after taxes

Net income	$4,391	$3,815	15.1%

Basic earnings per share:
Continuing operations	$0.56	$0.51	10.7%
Discontinued operations	—	—
Total	$0.56	$0.51

Diluted earnings per share:
Continuing operations	$0.55	$0.48	14.2%
Discontinued operations	—	—
Total	$0.55	$0.48

Weighted average number of shares outstanding:
Basic	7,809,681	7,512,401
Diluted	8,015,857	7,950,608

America's Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2004	Six Months Ended
	October 31,		vs.	October 31,
	2004	2003	2003	2004	2003
Operating Data:
Retail units sold	12,742	12,162	4.8%
Average number of stores in operation	73.0	65.7	11.1
Average retail units sold per store per month	29.1	30.9	(5.7)
Average retail sales price	$7,077	$6,393	10.7
Same store revenue growth	11.5%	11.5%

Period End Data:
Stores open	76	65	16.9%
Accounts over 30 days past due	3.5%	5.2%

Operating Statement:
Revenues:
Sales	$93,927	$80,517	16.7%	100.0%	100.0%
Interest income	7,398	6,108	21.1	7.9	7.6
Total	101,325	86,625	17.0	107.9	107.6

Costs and expenses:
Cost of sales	50,567	42,132	20.0	53.8	52.3
Selling, general and administrative	16,566	14,436	14.8	17.6	17.9
Provision for credit losses	18,709	16,282	14.9	19.9	20.2
Interest expense	514	620	(17.1)	0.5	0.8
Depreciation and amortization	191	160	19.4	0.2	0.2
Total	86,547	73,630	17.5	92.1	91.4

Income from continuing operations before taxes	14,778	12,995	13.7	15.7	16.1

Provision for income taxes	5,454	4,801	13.6	5.8	6.0

Income from continuing operations	9,324	8,194	13.8	9.9	10.2

Discontinued operations:
Income from discontinued operations, after taxes		165

Net income	$9,324	$8,359	11.5%

Basic earnings per share:
Continuing operations	$1.20	$1.11	8.1%
Discontinued operations	—	0.02
Total	$1.20	$1.13

Diluted earnings per share:
Continuing operations	$1.16	$1.03	12.7%
Discontinued operations	—	0.02
Total	$1.16	$1.05

Weighted average number of shares outstanding:
Basic	7,792,930	7,403,666
Diluted	8,006,910	7,930,054

America's Car-Mart, Inc.

Consolidated Balance Sheet and Other Data

	October 31,	April 30,
	2004	2004

Cash and cash equivalents	$566,447	$1,128,349
Finance receivables, net	$115,570,804	$103,683,660
Total assets	$131,711,641	$117,241,451
Revolving credit facility	$26,484,897	$22,534,120
Stockholders’ equity	$94,255,416	$84,577,476
Shares outstanding	7,815,082	7,757,841

Finance receivables:
Principal balance	$143,299,204	$128,719,627
Allowance for credit losses	(27,728,400)	(25,035,967)

Finance receivables, net	$115,570,804	$103,683,660

Allowance as% of principal balance	19.35%	19.45%

Changes in allowance for credit losses:
	Six Months Ended October 31,
	2004	2003
Balance at beginning of year	$25,035,967	$20,395,095
Provision for credit losses	18,709,031	16,281,659
Net charge-offs	(16,016,598)	(13,915,729)

Balance at end of period	$27,728,400	$22,761,025